Exhibit 10.4

CAPTARIS, INC. EXECUTIVE SEVERANCE PAY PLAN

Effective March 15, 2005

(as amended on April 13, 2006 and March 23, 2007)

TABLE OF CONTENTS

1.	Introduction	1

2.	Eligibility	1

3.	Benefits	3

4.	How the Plan is Administered	7

5.	Amendment or Termination of the Plan	8

6.	Miscellaneous	8

7.	No Contract of Employment	8

8.	Claim Procedure	8

Captaris, Inc. Executive Severance Pay Plan

- i -

1. Introduction

Captaris, Inc. (the “Company”) has established the Captaris, Inc. Executive Severance Pay Plan, as set forth herein and as may be amended from time to time (the “Plan”), to provide severance pay and other benefits to certain employees whose employment is terminated involuntarily by the Company without Cause or who terminate their employment with the Company for Good Reason on or after March 15, 2005.

2. Eligibility

Eligible Employees	The following Company employees are covered by this Plan:
(1) The Chief Executive Officer;

(2) The Chief Financial Officer;

(3) The Chief Operating Officer; and

(4)    Any other employees notified in writing by the Company’s Compensation Committee (the “Compensation Committee”) that they are covered by this plan; provided that such employees must be members of a select group of management or highly compensated employees (as determined by the Compensation Committee in its sole and absolute discretion).

The employees who are covered by this Plan are referred to as “Eligible Employees.” No other employees can become entitled to benefits under this Plan

Conditions to Receive Benefits	An Eligible Employee will be entitled to benefits under this Plan if all of the following conditions are satisfied:

(1)    The Eligible Employee’s employment is terminated involuntarily by the Company after March 15, 2005 without Cause, or the Eligible Employee terminates from employment with the Company after March 15, 2005 for Good Reason;

Captaris, Inc. Executive Severance Pay Plan

(2)    The Eligible Employee executes a release of claims acceptable to the Company (the “Release”) within the time period specified by the Company (but not prior to termination of employment) and does not revoke that Release during the revocation period specified therein (the “Revocation Period”) (such execution and revocation periods not to extend beyond the maximum periods required by applicable law for such release to be fully effective); and

If the Eligible Employee is a party to a Change in Control Agreement with the Company, then the Eligible Employee will be subject to an additional condition. Any such Eligible Employee will only be entitled to benefits under this Plan if all of the preceding conditions are satisfied and the Eligible Employee’s employment terminates prior to a Change in Control, as defined in the Change in Control Agreement between the Eligible Employee and the Company. If no there is no Change in Control Agreement between the Eligible Employee and the Company, then this condition does not apply.

Termination for Cause

For purposes of this Plan, “Cause” means any of the following:

(1)    The Eligible Employee’s willful misconduct or dishonesty in the performance of, or the Eligible Employee’s willful failure to perform, any of the Eligible Employee’s material duties or obligations to the Company;

(2) The Eligible Employee’s willful injury of the Company, or the Eligible Employee’s breach of fiduciary duty to the Company involving personal profit;

(3) Conviction of the Eligible Employee of the violation of a state or federal criminal law involving the commission of a crime against the Company or any felony;

(4)    Habitual or repeated misuse by the Eligible Employee of alcohol or controlled substances that materially impairs the Eligible Employee’s ability to perform any of his or her duties or obligations to the Company;

(5)    Any material or willful violation by the Eligible Employee of any provisions of the Employment Agreement or Employee Intellectual Property Agreement (if any) between the Eligible Employee and the Company; or

Captaris, Inc. Executive Severance Pay Plan

(6)    Any past or present act by the Eligible Employee involving moral turpitude adversely affecting the business, goodwill or reputation of the Company, or materially and adversely affecting the Eligible Employee’s ability to effectively represent the Company with the public.

Termination for Good Reason

For purposes of this Plan, “Good Reason” means the occurrence of any of the following, without the Eligible Employee’s consent:

(1)    A demotion or other material reduction in the nature or status of the Eligible Employee’s authority, duties or responsibilities with respect to the Company, excluding for this purpose an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Eligible Employee; provided that a change in the person or office to which the Eligible Employee reports, without a corresponding reduction in title, authority, duties and responsibilities will not constitute Good Reason;

(2)    A reduction of at least 5% in the Eligible Employee’s then current base salary or target annual bonus, which reduction is not related to behavior or performance by the Executive that (i) would constitute “Cause” (as defined above), or (ii) is otherwise below reasonable expectations; provided, however, that this paragraph (2) will not apply in any case in which substantially all of the Eligible Employees are subject to substantially similar reductions; or

(3)    The Company requiring the Eligible Employee to be based at any office or location that is more than 50 miles from the office or location at which the Eligible Employee is based as of the later of January 1, 2005 or the Eligible Employee’s date of hire.

3. Benefits

Amount of Severance Pay	Subject to the other provisions of the Plan, if an Eligible Employee becomes entitled to severance benefits under the Plan, the amount of severance pay to which the Eligible Employee will be entitled will include the Base Salary Component and the Bonus Component, as described below.

Captaris, Inc. Executive Severance Pay Plan

Base Salary Component

The Base Salary Component will consist of base salary continuation, payable in the course of the Company’s regularly scheduled payroll and subject to normal withholdings, for a period of time equal to 12 months; provided, that any portion of the Base Salary Component that would not, under the foregoing schedule, be paid to the Eligible Employee by March 15 of the calendar year following the year of termination shall be paid in a lump sum to the Eligible Employee on such March 15 (or if such date is not a business day, then on the last business day immediately preceding such March 15).

Bonus Component

The Bonus Component is a lump sum payment payable on the date the Eligible Employee becomes entitled to severance benefits under the Plan calculated as the sum of:

(1)    The product of (a) the Eligible Employee’s target annual bonus payable for the fiscal year in which the Eligible Employee’s employment terminates, and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date on which the Eligible Employee’s employment terminates, and the denominator of which is 365; and

(2) An amount equal to the Eligible Employee’s target annual bonus payable for the fiscal year in which the Eligible Employee’s employment terminates.

Payment of Severance Following Death	If the Eligible Employee dies before the severance pay to which he or she had become entitled under the Plan has been distributed, such severance pay will be paid to the Eligible Employee’s estate.

Other Benefits	COBRA Premium Payment

If an Eligible Employee becomes entitled to severance pay under the preceding provisions of this Plan, then the Company will pay any COBRA premiums which would otherwise be payable by such Eligible Employee for COBRA continuation coverage under the Company’s group health plans (i.e., medical, dental and vision plans); provided that the Company’s obligation under this paragraph will cease at such time as the Eligible Employee obtains new health insurance coverage or, if earlier, upon the expiration of 12 months.

Captaris, Inc. Executive Severance Pay Plan

Life and Disability Insurance

If an Eligible Employee becomes entitled to severance pay under the preceding provisions of this Plan, then the Company will use commercially reasonable efforts to continue the Eligible Employee’s coverage under the Company’s life, short-term and long-term disability insurance plans until such time as the Eligible Employee obtains new life, short-term disability or long-term disability coverage, as applicable, or, if earlier, upon the expiration of 12 months.

If the particular benefit to be continued under the immediately preceding paragraph is insured, then the Company’s obligation to continue such benefit is conditioned on the relevant insurance carrier agreeing to such continuation. The Company will use commercially reasonable efforts to cause the relevant insurance carrier to agree to such continuation.

If an Eligible Employee becomes entitled to severance pay under the preceding provisions of this Plan, and the Company is unable to continue coverage under the Company’s life, short-term and long-term disability insurance plans or if Company otherwise elects not to continue coverage under those plans, then Company will pay the Eligible Employee a lump sum equal to 18 months of the monthly premium (whether paid by the Eligible Employee or the Company) for coverage under the Company’s life, short and long-term disability insurance plans. The Company will make this payment in a lump sum at the time the Eligible Employee becomes entitled to benefits under the Plan.

Withholding	Amounts will be withheld from an Eligible Employee’s severance pay and other benefits under this Plan, as required by law or as authorized by the employee, for any applicable taxes, including income taxes and social security taxes. In addition, the Company may reduce the amount of an Eligible Employee’s severance pay and other benefits by any amounts owed to the Company by the Eligible Employee.

Captaris, Inc. Executive Severance Pay Plan

Failure to Execute Release	If an Eligible Employee whose employment terminates under circumstances that would otherwise entitle him or her to severance benefits under this Plan fails to execute a Release or revokes such Release within his or her Revocation Period, then such employee will not be entitled to any of the benefits described above.

4. How the Plan is Administered

Plan Administration	The Plan is administered by the Plan Administrator. The Compensation Committee is the Plan Administrator.
The principal duty of the Plan Administrator is to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of the Eligible Employees.

Power and Authority	The Compensation Committee has all power and authority necessary or convenient to administer the Plan, including the exclusive authority and discretion to:

• construe and interpret the terms and provisions of the Plan and to decide all questions of eligibility for benefits under the Plan.

• to prescribe procedures to be followed and the forms to be used by employees pursuant to the Plan.

• to request and receive from all Eligible Employees such information as the Plan Administrator determines is necessary for the proper administration of the Plan.

The Company bears all costs of administering the Plan.

Captaris, Inc. Executive Severance Pay Plan

5. Amendment or Termination of the Plan; Section 409A of the Code

The Company, by action of the Compensation Committee, may amend or terminate the Plan at any time; provided, however, that no amendment or termination of the Plan shall affect the payment or provision of any severance benefits to which an Eligible Employee has become entitled prior to such amendment or termination.

Notwithstanding the foregoing, the Company intends that the provisions of the Plan, and any payments or other benefits under the Plan, comply with the payout and other limitations and restrictions imposed under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), as clarified or modified by guidance from the U.S Department of Treasury or the Internal Revenue Service – in each case, if and to the extent Section 409A is otherwise applicable to this Plan and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this connection, the provisions of the Plan, and any payments or other benefits under the Plan, and the terms of any deferral and other rights regarding the Plan, will, unless otherwise determined by the Compensation Committee, be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case, if and to the extent Section 409A is otherwise applicable to the Plan and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

6. Miscellaneous

How the Plan is Funded	The Company pays severance pay from its general assets.

PBGC	Benefits provided by the Plan are not insured by the Federal Pension Benefit Guaranty Corporation (PBGC) under Title IV of ERISA, because the insurance provisions under ERISA are not applicable to the Plan.

7. No Contract of Employment

The Plan is not intended to be, and may not be construed as constituting, a contract or other arrangement between any Eligible Employee and the Company to the effect that any Eligible Employee will be employed for any specific period of time.

Captaris, Inc. Executive Severance Pay Plan

8. Claim Procedure

Review of Claims

If an Eligible Employee or, in the case of an Eligible Employee’s death, the Eligible Employee’s estate (either, the “Claimant”) believes that he, she or it is entitled to a benefit under the Plan or to a greater benefit under the Plan than the amount he, she or it has received, then the Claimant (or his, her or its or authorized representative) may file a claim with the Chair of the Compensation Committee (the “Initial Claim Reviewer”). The claim must be in writing and must contain the following information:

1.      The reason for making the claim;

2.      The facts supporting the claim;

3.      The amount claimed; and

4.      The Claimant’s name and address.

Decision on Claim

The Initial Claim Reviewer will decide and answer any claim in writing, generally within 90 days of receiving it, stating whether the claim has been granted or denied. The Initial Claim Reviewer can extend this 90-day period for another 90 days if it determines that special circumstances require additional time to process the claim. The Initial Claim Reviewer will notify the Claimant or his, her or its authorized representative in writing of any such extension within 90 days of receiving the claim. The notice will included the reason(s) why the extension is necessary and the date by which the Initial Claim Reviewer expects to render its decision on the claim.

If the claim is partially or completely denied, the denial will include:

1.      The specific reason or reasons for the denial;

2.      Reference to the specific Plan provisions on which the denial is based;

3.      A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.      A description of the Plan’s claim appeal procedure and the time limits applicable to such procedure, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse decision on appeal.

Captaris, Inc. Executive Severance Pay Plan

If a Claimant submits a claim in accordance with the procedure described above and does not hear from the Initial Claim Reviewer within 90 days, the Claimant should consider the claim denied.

Appealing a Claim Denial	If the claim is partially or completely denied, the Claimant has the right to ask for a review of the denial. To appeal the claim denial, the Claimant (or his, her or its legal representative) must file a written request for appeal with the Plan Administrator (i.e., the Compensation Committee) within 90 days after receiving the claim denial. This written request for appeal should contain:

1. A statement of the grounds on which the appeal is based;

2. Reference to the specific Plan provisions that support the claim;

3. The reason(s) or argument(s) why the Claimant feels the claim should be granted and the evidence supporting each reason or argument; and

4. Any other comments, documents, records or information relating to the claim that the Claimant wishes to submit.

The Claimant (or his, her or its legal representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. Whether a document, record or other information is relevant to the claim will be determined in accordance with applicable regulations of the U.S. Department of Labor.

Decision on Appeal	The Plan Administrator will decide and answer the appeal in writing, generally within 60 days after receiving the Claimant’s request for appeal. The Plan Administrator can extend this 60-day period for another 60 days if it determines that special circumstances require additional time to process the claim. The Plan Administrator will notify the Claimant (or his, her or its legal representative) in writing of any such extension within 60 days of receiving the appeal. The notice will include the reason(s) why the extension is necessary and the date by which the Plan Administrator expects to render its decision on the claim. In reaching its decision, the Plan Administrator will take into account all of the comments, documents, records and other information that the Claimant submitted, without regard to whether such information was submitted or considered by the Initial Claim Reviewer in its initial denial of the claim.

Captaris, Inc. Executive Severance Pay Plan

If the claim is partially or completely denied on appeal, the written notice will include the following:

1. The specific reason or reasons for the denial;

2. Reference to the specific Plan provisions on which the denial is based;

3. A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

4. A statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

If a Claimant files an appeal in accordance with the procedure described above and does not hear from the Plan Administrator within 60 days, the Claimant should consider the appeal denied.

Filing Suit	A Claimant must comply with the claim and appeal procedures described above before seeking any other legal recourse (including filing a law suit) regarding claims for benefits. If a Claimant wishes to file a court action after exhausting the foregoing procedures, the Claimant must file such action in a court of competent jurisdiction within 180 days after the date on which the Claimant receives the Plan Administrator’s written denial of the Claimant’s appeal. Court actions may not be commenced after this 180-day period. Any judicial review of the Plan Administrator’s decision on the claim will be limited to whether, in the particular instance, the Plan Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Plan Administrator has discretionary authority to determine eligibility for (and the amount of) benefits under the Plan and to construe and interpret the terms and provisions of the Plan.

Captaris, Inc. Executive Severance Pay Plan